Item 6.                Selected Financial Data.

The selected financial data should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our historical consolidated financial statements and the related notes included elsewhere herein.  Our historical statement of operations data and balance sheet data as of and for each of the years in the five-year period ended December 31, 2012 have been derived from our audited financial statements.

	For the Years Ended December 31,
	2012		2011		2010		2009		2008

Fiscal Year ended December 31, (in thousands, except per share and other operating data)
Total revenue		$2,768,738		$2,456,483		$2,278,920		$2,098,605	$1,997,975
Facility operating expense		1,630,919		1,508,571		1,437,930		1,302,277	1,261,581
General and administrative expense		178,829		148,327		131,709		134,864	140,919
Facility lease expense		284,025		274,858		270,905		272,096	269,469
Depreciation and amortization		252,281		268,506		292,341		271,935	276,202
(Gain) loss on facility lease termination		(11,584)		―		4,608		―	―
(Gain) loss on sale of communities, net		―		―		(3,298)		2,043	―
Loss (gain) on acquisition		636		(1,982)		―		―	―
Goodwill and asset impairment		27,677		16,892		13,075		10,073	220,026
Costs incurred on behalf of managed communities		325,016		152,566		67,271		77,206	73,250
Total operating expense		2,687,799		2,367,738		2,214,541		2,070,494	2,241,447
Income (loss) from operations		80,939		88,745		64,379		28,111	(243,472)
Interest income		4,012		3,538		2,238		2,354	7,618
Interest expense:
Debt		(128,338)		(124,873)		(132,641)		(128,869)	(147,389)
Amortization of deferred financing costs and debt discount		(18,081)		(13,427)		(8,963)		(9,505)	(9,707)
Change in fair value of derivatives and amortization		(364)		(3,878)		(4,118)		3,765	(68,146)
Loss on extinguishment of debt, net		(221)		(18,863)		(1,557)		(1,292)	(3,052)
Equity in (loss) earnings of unconsolidated ventures		(3,488)		1,432		168		440	(861)
Other non-operating income (expense)		593		56		(1,454)		4,146	1,708
Loss before income taxes		(64,948)		(67,270)		(81,948)		(100,850)	(463,301)
(Provision) benefit for income taxes		(1,519)		(1,780)		32,062		33,577	88,029
Net loss		$(66,467)		$(69,050)		$(49,886)		$(67,273)	$(375,272)

Basic and diluted net loss per share		$(0.54)		$(0.57)		$(0.42)		$(0.60)	$(3.69)
Weighted average shares of common stock used in computing basic and diluted loss per share		121,991		121,161		120,010		111,288	101,667
Dividends declared per share of common stock	$	―	$	―	$	―	$	―	$0.75

Other Operating Data:
Total number of communities (at end of period)		647		647		559		565	548
Total units operated(1)
Period end		65,936		66,183		50,521		51,021	49,145
Weighted average		66,102		55,548		50,870		49,536	49,165
Owned/leased communities occupancy rate (weighted average)		88.0%		87.3%		87.1%		86.5%	87.6%
Senior Housing average monthly revenue per unit(2)		$4,271		$4,193		$4,053		$3,946	$3,823

	As of December 31,
	2012	2011	2010	2009	2008
(in thousands)
Cash and cash equivalents	$69,240	$30,836	$81,827	$66,370	$53,973
Total assets	$4,665,978	$4,466,061	$4,530,470	$4,649,879	$4,449,258
Total debt	$2,679,369	$2,463,625	$2,570,296	$2,625,526	$2,552,929
Total stockholders' equity	$996,986	$1,035,299	$1,055,963	$1,083,533	$958,570

(1)	Period end units operated excludes equity homes. Weighted average units operated represents the average units operated during the period, excluding equity homes.
(2)
Senior Housing average monthly revenue per unit represents the average of the total monthly resident fee revenues, excluding amortization of entrance fees and ISC segment revenue, divided by average occupied units.

2